                                                                     EXHIBIT 4.1

                          ADVISORY AGREEMENT AMENDMENT


October 19, 2001


CANTOR FITZGERALD & CO.
299 Park Avenue, 29th Floor
New York, NY  10171

Dear Sirs/Ladies:

     Pursuant to the terms of that certain Letter Agreement dated April 11, 2001, by and between Cantor Fitzgerald & Co. and NeoTherapeutics, Inc. (the "Letter Agreement"), the parties to the Letter Agreement hereby agree to amend the Letter Agreement as follows:

     (1) Delete in its entirety Section 3D and 3E, Section 4, Section 5 and insert in each of its place the following: "Intentionally Omitted."

     (2) Section 3C shall be amended by adding the following sentence: "The parties hereto agree that for allocation purposes any amounts payable pursuant to this Section 3 shall be allocated equally among any offerings resulting herefrom."

     (3) Amend Section 8 to read in its entirety as follows:

     "8. Termination. Either party may terminate this Agreement at any time on one business day's prior written notice to the other party. Upon such termination, neither party will have any obligation to the other party, except that the provisions of Sections 3B (with respect to expenses incurred prior to such termination), 6 and 11 hereof shall remain in full force and effect notwithstanding such termination."

     (4) Amend Section 3A by replacing the phrase "Section 3, other than pursuant to Section 3E" in the second last sentence (which was changed by the June 12 Amendment) with the phrase "Section 3," so that the second last sentence of Section 3A shall read in its entirety as follows:

     "The retainer will be non-refundable, provided, however, that any cash fees payable to CF&Co pursuant to this Section 3 will be credited against the retainer."

     (5) Exhibit A to the Letter Agreement shall be deleted.

     Except as provided herein, all other provisions of the Letter Agreement will remain in full force and effect.

     Please indicate your agreement with the foregoing by signing where indicated below and returning a signed copy to us, upon which this letter will become a binding agreement between us.


                                      Very truly yours,

                                      NEOTHERAPEUTICS, INC.


                                      By: /s/ Samuel Gulko
                                          --------------------------------------
                                          Name:   Samuel Gulko
                                          Title:  Senior Vice President Finance,
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer


Agreed and Accepted
as of October 19, 2001

CANTOR FITZGERALD & CO.


By: /s/ Phil Marber
    ---------------------------
    Name: Phil Marber
    Title:  President


                                       2